Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

August 22, 2024
Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90025
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
    We have served as Maryland counsel to Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance by the Company of up to 12,300,000 shares (the “Resale Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), upon the exchange of the 4.125% Exchangeable Senior Notes due 2029 (the “Notes”) issued by Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), and the offering and sale from time to time of the Resale Shares by the stockholders of the Company named under the caption “Selling Securityholders” in the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
    In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.The Registration Statement and the Prospectus included therein, substantially in the form in which they were transmitted to the Commission for filing under the Securities Act;
2.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.The Fifth Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;
4.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5.Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, the issuance and registration of the resale of the Resale Shares, certified as of the date hereof by an officer of the Company;

Rexford Industrial Realty, Inc.
August 22, 2024

6.The Purchase Agreement, dated March 26, 2024 (the “Purchase Agreement”), among the Company, the Operating Partnership and BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, as representatives of the Initial Purchasers listed on Schedule A thereto (collectively, the “Initial Purchasers”);
7.The Indenture, dated March 28, 2024 (the “Indenture”), among the Operating Partnership, the Company and U.S. Bank Trust Company, National Association, as trustee;
8.The Registration Rights Agreement, dated March 28, 2024 (the “Registration Rights Agreement”), among the Operating Partnership, the Company and the Initial Purchasers;
9.A certificate executed by an officer of the Company, dated the date hereof; and
10.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
    In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or

Rexford Industrial Realty, Inc.
August 22, 2024

written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
5.None of the Resale Shares will be issued, sold or transferred in violation of any restriction or limitation contained in Article VI of the Charter.
6.Upon the issuance of any Resale Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
    Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The issuance of the Resale Shares has been duly authorized and, when and if issued and delivered upon the exchange of the Notes in accordance with the Purchase Agreement, the Indenture and the Registration Rights Agreement, such Resale Shares will be validly issued, fully paid and nonassessable.
    The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
    The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Rexford Industrial Realty, Inc.
August 22, 2024

    This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP